Exhibit 10.04

CAPITAL PURCHASE PROGRAM COMPLIANCE AGREEMENT

This CAPITAL PURCHASE PROGRAM COMPLIANCE AGREEMENT (this “Agreement”) is entered into as of this the 16th day of January, 2009, by and among ECB Bancorp, Inc., a North Carolina corporation (the “Corporation”), The East Carolina Bank, a North Carolina-chartered bank and wholly owned subsidiary of the Corporation (the “Bank”), and T. Olin Davis (the “Executive”). The Corporation and the Bank are referred to in this Agreement individually and together as the “Employer.”

WHEREAS, the Corporation has submitted an application to participate in the U.S. Department of the Treasury’s Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP), and

WHEREAS, the Corporation expects to issue to the U.S. Department of the Treasury (UST) cumulative preferred stock and warrants to acquire common stock of the Corporation and as a consequence to be a participant in the U.S. Department of the Treasury’s Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP), and

WHEREAS, as a condition to participation in the CPP, the compensation arrangements of the Employer’s senior executive officers must comply with applicable UST rules and guidance governing executive compensation of CPP participants, and

WHEREAS, the Executive is or may be a senior executive officer, as that term is defined in the UST’s rules and guidance governing executive compensation of participants in the CPP; and

WHEREAS, it is in the Executive’s best interests to agree to certain modifications to the Executive’s compensation arrangements to allow the Employer to participate in the CPP, which participation is expected to improve the Executive’s long-term prospects with the Employer.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

CAPITAL PURCHASE PROGRAM COMPLIANCE

1.1 Recovery of Bonus and Incentive Compensation. Any bonus or incentive compensation paid to the Executive under any compensation arrangement between the Executive and the Employer shall be subject to recovery by the Employer and shall be repaid by the Executive to the Employer if, in the judgment of the Employer’s board of directors or the board committee having jurisdiction over executive compensation, the compensation was based on materially inaccurate financial statements or on any other materially inaccurate performance criteria. The compensation shall be repaid by the Executive to the Employer within 30 days after written demand by the Employer or as soon thereafter as is practicable.

The Executive’s obligations under this section 1.1 shall survive termination of this Agreement and shall be effective for as long as the Employer is a participant in the CPP, and is subject to applicable CPP rules and guidance. The Executive’s obligations under this section 1.1 shall expire when the Employer is no longer a participant in the CPP, provided that the Executive shall have repaid all amounts for which a repayment demand has been made by the Employer. The bonus and incentive compensation subject to recovery by the Employer under this section 1.1 includes, but is not limited to, cash compensation, stock option or other equity-based compensation, and any other bonus or incentive compensation paid under any compensation arrangement between the Executive and the Employer including, but not limited to, an employment agreement, severance agreement, nonqualified deferred compensation agreement, equity-based award agreement, or short-term or long-term incentive award or performance award arrangement, whether written or unwritten and whether existing on the date of this Agreement or entered into hereafter, (the “Compensation Arrangements”).

1.2 Modification of Compensation Arrangements. Despite any contrary provisions within any Compensation Arrangement between the Executive and the Employer, the Employer’s board of directors and the board committee having jurisdiction over the Executive’s compensation shall have the authority unilaterally and without the Executive’s consent to modify the Compensation Arrangements, including but not limited to reducing or eliminating severance benefits payable under the arrangements, if in the board’s or committee’s sole judgment the modification is necessary to comply with applicable UST rules and guidance governing executive compensation of CPP participants which rules and guidance are currently set forth in interim final rules appearing at 31 C.F.R. Part 30 (the “CPP Rules”). The board or committee’s power to modify Compensation Arrangements shall be effective for termination of the Executive’s employment occurring while the Employer is subject to the CPP Rules. The board’s or committee’s action modifying any Compensation Arrangements may but need not be in the form of a written amendment of or supplement to a Compensation Arrangement, or in the form of a duly adopted resolution. The board’s or committee’s power to modify Compensation Arrangements shall expire when the Employer is no longer a participant in and subject to the CPP Rules. Loss of the Employer’s compensation deduction resulting from application of the CPP Rules shall not be a basis for modification of Compensation Arrangements under this section 1.2.

1.3 Waiver. The Executive hereby acknowledges and agrees that, for as long as the Employer is a participant in and is subject to applicable rules and guidance for the CPP, the Employer will be bound by the executive compensation and corporate governance requirements of section 111 of the Emergency Economic Stabilization Act of 2008 and any implementing guidance or regulations issued by the UST. The Executive hereby grants to the UST the waiver required by UST to release the UST from any claims that the Employer or the Executive might otherwise have as a result of the modification of Compensation Arrangements, and agrees to execute such other documents as UST may require to evidence the waiver.

ARTICLE 2

MISCELLANEOUS

2.1 Successors. This Agreement shall be binding upon and inure to the benefit of the Employer and the Executive and their successors, assigns, and representatives, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, share exchange, consolidation, reorganization, or otherwise.

2.2 Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile transmission. Unless otherwise changed by proper notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to ECB Bancorp, Inc., Post Office Box 337, Engelhard, North Carolina 27824, Attention: Corporate Secretary.

2.3 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

2.4 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto which makes specific reference to this Agreement. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of a breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE	ECB BANCORP, INC.

/S/ T. Olin Davis	/S/ Arthur H. Keeney III
T. Olin Davis	Arthur H. Keeney III
Senior Vice President and Chief Credit Officer	President and Chief Executive Officer

THE EAST CAROLINA BANK

/S/ Arthur H. Keeney III
Arthur H. Keeney III
President and Chief Executive Officer

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